EXHIBIT 99.1

For information contact:
Wayne Pratt
Chief Financial Officer
Brillian Corporation
602.389.8797
wayne.pratt@brilliancorp.com

BRILLIAN ANNOUNCES $7.0 MILLION INSTITUTIONAL FINANCING

TEMPE, Ariz., July 12, 2005 /Businesswire/ — Brillian Corporation (NASDAQ: BRLC) today announced that it has issued $5.0 million of 4% Convertible Debentures and $2.0 million of 9% Senior Secured Debentures to a few select institutional investors.

The 4% Convertible Debentures mature on July 12, 2008 and are convertible into shares of Brillian’s Common Stock at a conversion price of $2.63 per share, a premium to the closing price on the pricing date. Subject to stockholder approval, interest on the Convertible Debentures is payable, at Brillian’s option, in either stock or cash. The 9% Senior Secured Debentures are due July 12, 2008 and are secured by a first lien on Brillian’s assets. The Senior Secured Debentures have a face value of $2.075 million and were sold for cash proceeds of $2.0 million. The purchasers of the Convertible Debentures and Senior Secured Debentures have also been granted five year warrants to purchase approximately 1.37 million shares of Brillian Common Stock beginning 181 days from the closing.

“Our momentum continues to build with volume manufacturing and supply chain progress, excellent product reviews, and an earlier than expected ability to reduce MSRP on the Brillian 720p HDTV monitor,” said Vincent F. Sollitto, Jr., Brillian’s president and CEO. “Closing this financing round is another very positive step forward. The proceeds from this transaction will strengthen our cash position and provide added funding for volume manufacturing of our light engines and HDTVs”.

Brillian has agreed to register the shares of common stock issuable upon conversion of the debentures and upon exercise of the warrants for resale under the Securities Act of 1933, as amended. The securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under such act and applicable state securities laws or an applicable exemption from those registration requirements.

About Brillian

Brillian Corporation designs and develops rear-projection HDTVs targeted at high-end video/audio OEMs, high-end video/audio retailers, ProAV/CEDIA distributors, and their base of dealers and custom installers looking for breakthrough performance and image quality. The company is the first and only provider of Gen II LCoS™ technology used in these products. In addition to its high-definition televisions, Brillian also offers a broad line of LCoS™ microdisplay products and subsystems that OEMs integrate into proprietary HDTV products, multimedia projectors, and near-to-eye products such as monocular and binocular headsets. Brillian’s LCoS™ microdisplay technologies address the market demand for a high-performance display solution with high image fidelity, high-resolution scalability, and high contrast ratios. The company’s website is http://www.brilliancorp.com.

Brillian, UltraContrast, and LCoS are trademarks or registered trademarks of Brillian Corporation. All other trademarks are the property of their respective owners.

Visit www.brilliancorp.com or contact wayne.pratt@brilliancorp.com for additional information at 602-389-8797.